Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc. Appoints Charles “Chuck” Locke as Taco Cabana President;
Danny Meisenheimer to Assume Additional Role as Pollo Tropical President

DALLAS, Texas - October 16, 2017 - Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ: FRGI), parent company of the Pollo Tropical® and Taco Cabana® fast casual restaurant brands, announced today that Charles “Chuck” Locke has joined the Company as Taco Cabana President. Fiesta Senior Vice President and Chief Operating Officer Danny Meisenheimer will also assume the additional role of Pollo Tropical President. These appointments are effective as of October 16, 2017. Messrs. Locke and Meisenheimer will report to Fiesta President and Chief Executive Officer Richard Stockinger.

Fiesta President and Chief Executive Officer Richard Stockinger said, “We are delighted to welcome Chuck to Fiesta and to his new role as President of Taco Cabana. Chuck has built an exceptional track record of improving performance and driving growth throughout his career and has a real passion for delivering an exceptional guest experience. He is a great cultural fit for our company and for the Taco Cabana brand. We would also like to congratulate Danny on his appointment as President of Pollo Tropical. Together, these appointments will strengthen the implementation of our strategic renewal plan which is focused on revitalizing restaurant performance in core markets, managing capital and financial discipline, and establishing platforms for long term growth.”

Mr. Locke is a highly respected restaurant executive with more than 20 years of operations, development, marketing, and finance experience. Before joining Fiesta, he served as Chief Operating Officer of Anthony’s Coal Fired Pizza, a polished casual-dining concept based in South Florida. During his nine years at Anthony’s, Mr. Locke successfully developed and implemented a multi-state strategic growth plan and grew the brand’s footprint from 10 locations to 64 restaurants in seven states. Prior to that, he served as an area developer for Family Sports Concepts and grew its Beef O’Brady’s sports-themed concept through franchisees. Mr. Locke started his career at S&A Restaurant Group serving various leadership roles for Bennigan’s, most recently as Area Director responsible for 15 restaurants in Florida, Georgia, and North Carolina.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc. is the parent company of the Pollo Tropical and Taco Cabana restaurant brands. The brands specialize in the operation of fast-casual restaurants that offer distinct and unique tropical and Mexican inspired flavors with broad appeal at a compelling value. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.